UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

ARMATA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-37544	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5005 McConnell Avenue, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

(310) 655-2928

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ARMP	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On July 31, 2024, Armata Pharmaceuticals, Inc. (the “Company”) entered into an employment letter agreement (the “Agreement”) with David House, pursuant to which he has agreed to serve as the Company’s Senior Vice President, Finance, effective August 16, 2024 (the “Effective Date”). On August 15, 2024, the Company announced Mr. House’s appointment as Senior Vice President, Finance in the press release furnished hereto as Exhibit 99.1. The Company delayed the filing of this Current Report on Form 8-K until the date on which the Company made a public announcement of such appointment pursuant to the instruction to Item 5.02(c) of Form 8-K.

Before joining the Company, Mr. House, age 40, served as Corporate Controller and Vice President of Accounting at ZO Skin Health, Inc., a multi-channel physician-dispensed skincare company, from October 2018 to May 2024. At ZO Skin Health, he led global accounting operations, managed financial reporting, and played a crucial role in the company’s acquisition by Blackstone. He also established international subsidiaries and oversaw financial integration for mergers and acquisitions. Mr. House’s experience includes similar financial leadership roles at Peregrine Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, and Avid Bioservices, Inc. (CDMO), a contract development and manufacturing organization where he served as Controller and was responsible for implementing ASC 606, managing technical accounting, and conducting Securities and Exchange Commission (the “SEC”) reporting. His career also includes roles at Viant, Inc. (DSP), Sourcing Solutions, LLC, and Apria Healthcare (APR), where he held various accounting and financial management positions. In the early stages of his career, Mr. House worked as a Senior Auditor at Windes, a public accounting firm. There, he managed comprehensive audits for public, private, and not-for-profit entities and contributed to SEC filings and internal control evaluations. Mr. House holds a Bachelor of Arts in Business Administration with an Accounting concentration from California State University, Fullerton. He obtained his California Certified Public Accountant license on January 5, 2011, which is currently inactive.

The Agreement with Mr. House, pursuant to which he has agreed to serve as the Company’s Senior Vice President, Finance, provides for an initial annual base salary of $350,000, with a target annual bonus opportunity equal to 40% of his base salary, with the actual bonus payable in respect of any fiscal year dependent on actual performance as determined by the Company’s board of directors or compensation committee. As soon as practicable following the Agreement’s effective date, Mr. House will be granted an option under the Company’s 2016 Equity Incentive Plan (the “Plan”) to purchase 75,000 shares of the Company’s common stock, which will vest, conditioned upon his continuous service, in equal annual installments on the first four anniversaries of the date of grant (the “Option”). The per share exercise price of the Option will be the fair market value of the Company’s common stock on the date of grant in accordance with the Plan. Mr. House will also be eligible to participate in the benefits programs made available by the Company to its senior executives.

The Agreement provides that if the Company terminates Mr. House’s employment other than for “cause” (as defined in the Agreement), or Mr. House terminates his employment for “good reason” (as defined in the Agreement), then, subject to his execution of a release and compliance with his restrictive covenants, he will be entitled to (i) a continuation of his then-current base salary for six months (or 12 months if such termination occurs during the CIC Protection Period, which is defined as the period commencing one month prior to and ending 12 months following a “change in control” (as defined in the Agreement)) and (ii) payment of COBRA premiums for up to 12 months if such termination occurs during the CIC Protection Period. In addition, if such termination occurs during the CIC Protection Period, all unvested equity awards held by Mr. House that are subject to time-based vesting requirements will vest in full in connection with such termination.

There is no arrangement or understanding between Mr. House and any other persons pursuant to which Mr. House was selected as principal financial officer. There are also no family relationships between Mr. House and any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.

As of the Effective Date, Mr. House will be the Company’s principal financial officer, a role that he will assume from the Company’s current principal financial officer, Richard Rychlik, who will continue in his role as the Company’s Vice President, Corporate Controller.

The foregoing description of the Agreement does not constitute a complete summary of the terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

99.1	Press release, dated August 15, 2024.

10.1	Employment Letter Agreement, dated July 31, 2024, by and between Armata Pharmaceuticals, Inc. and David House.

104	Cover Page Interactive Data File (embedded within XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2024	Armata Pharmaceuticals, Inc.

	By:	/s/ Deborah L. Birx
	Name:	Deborah L. Birx, M.D.
	Title:	Chief Executive Officer
(Principal Executive Officer)